News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS FOURTH QUARTER AND
YEAR-END 2016 RESULTS AND PROVIDES FISCAL YEAR 2017 OUTLOOK AND GUIDANCE

•	2016 net income declines due to continued poor Affordable Care Act (ACA) Marketplace performance

•	Strong enrollment growth generated approximately $16.3 billion of premium revenue

•	General and administrative expenses ratio decreased to 7.9% in 2016

•	2017 guidance of $1.72 net income per diluted share and $2.09 adjusted net income per diluted share

Long Beach, California (February 15, 2017) - Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the fourth quarter of 2016 and announced that it is providing its outlook and guidance for fiscal year 2017.
“While we experienced strong enrollment growth across our business and have made progress on our cost cutting efforts, today’s results highlight the continuing challenges we face in the ACA Marketplace,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc. “We are clearly disappointed in these results; however, we have identified and are committed to taking decisive steps to stabilize Marketplace performance; enhance our Medicaid profitability across Illinois, Ohio and Washington; and sustain our progress in Puerto Rico. Further, we continue to advocate for measures that the federal government can take to level the Marketplace playing field for insurers, like Molina, that offer effective, affordable health care to those who need it most.”
Analysis of Our Financial Results for the Year Ended December 31, 2016
Net income per diluted share decreased to $0.14 in 2016 compared with $2.58 in 2015. Adjusted net income per diluted share decreased to $0.50 in 2016 compared with $2.78 in 2015. The decrease in net income was primarily the result of the declining profitability of our Marketplace program.
Income before income taxes decreased by $185 million to $137 million in 2016 from $322 million in 2015. The significant disparity in effective tax rates between years makes net income and diluted earnings per share difficult to compare between 2016 and 2015. Accordingly, we believe that loss or income before income taxes is a better comparison of our performance between 2016 and 2015.
Financial Impact of Variances between Actual Results and Our Pricing Model for the Marketplace Exchanges in 2016
We estimate that our loss before income taxes in 2016 from the Marketplace program amounted to approximately $110 million, or $1.21 per diluted share. These results are substantially lower than our expectations based upon our 2016 pricing model. Based upon actual 2016 enrollment, our 2016 Marketplace program was priced to produce income before income tax expense of approximately $60 million for all of

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

2016. The $170 million difference in income before income tax expense between our reported results and those we would have expected based upon our pricing model was due to the following factors:

•
Risk transfer payments were approximately $325 million higher than anticipated in our pricing. Risk transfer payments amounted to 24% of total premium in 2016, compared with a pricing expectation of 9%.

•	Although medical costs were $120 million lower than anticipated by our pricing model, we nevertheless incurred $325 million in additional risk transfer payments noted above.

•	Other items increased income before income taxes by approximately $35 million compared with pricing expectations.
The difference between our actual results and those anticipated by our pricing model was exacerbated by the federal government’s failure to pay amounts owed to our health plans under the Marketplace risk corridor program. We believe our health plans are owed approximately $90 million in Marketplace risk corridor payments for 2016 dates of service, but have not recorded any amounts associated with this claim.
The following table presents a summary of the variance in Marketplace performance to pricing expectations for 2016 (in millions, except per-share amounts):

	Year Ended December 31, 2016
	Amount	Per Diluted Share (1)
Risk transfer payments	$(325)	$(3.65)
Lower than anticipated medical costs	120	1.32
Other revenue and operating expenses, net	35	0.44
Variance in Marketplace actual performance compared with pricing expectations	$(170)	$(1.89)
________________________

(1)	Income tax effect calculated at the statutory tax rate of 37%.

Revenue and Enrollment in 2016
Strong enrollment growth generated approximately $16.3 billion of premium revenue, or 23% more premium revenue in 2016 compared with 2015. Enrollment growth was primarily due to increased Marketplace enrollment and the acquisition of Medicaid managed care membership. Consolidated premium revenue measured on a per-member per-month (PMPM) basis decreased approximately 4% in 2016 when compared with 2015. The decline in PMPM premium revenue was primarily the result of lower PMPM premiums for Medicaid Expansion membership and an increase in the percentage of our premium revenue derived from TANF and Marketplace membership.
Medical Care Costs in 2016
The medical care ratio increased to 90.5% in 2016, from 89.1% in 2015, due to lower Marketplace margins. The medical care ratio of our Marketplace program increased to 93% in 2016 from 74% in 2015.
The medical care ratio of all of our programs excluding Marketplace increased by only 40 basis points between 2015 and 2016, as decreasing margins in Medicaid Expansion (where we saw a 500 basis point increase in our medical care ratio) were offset by improved margins in other programs. Consolidated medical care costs measured on a PMPM basis decreased approximately 3% in 2016 when compared with 2015.
General and Administrative Expense in 2016
General and administrative expenses as a percentage of total revenue (the “general and administrative expense ratio”) decreased to 7.9% in 2016, from 8.1% in 2015.
Analysis of our Financial Results for the Quarter Ended December 31, 2016
Profitability declined in the fourth quarter of 2016. Net loss per diluted share was $1.64, compared with net income per diluted share of $0.52 in the fourth quarter of 2015. Adjusted net loss per diluted share was $1.54, compared with adjusted net income per diluted share of $0.58 in the fourth quarter of 2015.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

The following discrete items had an adverse impact on our financial performance in the fourth quarter of 2016:

1.
Difficulties experienced by our Marketplace program, including a $30 million premium deficiency reserve recorded in the fourth quarter of 2016 for anticipated losses in 2017. Including this reserve, our Marketplace program lost $130 million on a pre-tax basis in the fourth quarter of 2016.

2.	Adjustments to premium revenue and medical costs of approximately $25 million at our health plans that related to dates of service in 2015 or 2014.

3.	Adjustments to premium revenue and medical costs of approximately $37 million at our health plans that related to dates of service in the first three quarters of 2016.

4.	Continued rate pressure in Illinois, Ohio and Washington. As discussed below, rate increases effective January 1, 2017, in all three of these states will provide margin relief in 2017.
Financial Impact of the Marketplace and Out-of-Period Items at Our Health Plans on our Fourth Quarter 2016 Results
The poor performance of our Marketplace program was very detrimental to our financial performance for both the quarter and the year ended December 31, 2016. The following table presents the fourth quarter impact of the Marketplace and certain out-of-period items at our Health Plans segment to our fourth quarter consolidated results (in millions, except per-share amounts):

	Quarter Ended December 31, 2016
	Amount	Per Diluted Share (1)
Marketplace losses before income tax expense	$(130)	$(1.47)
Premium and provider adjustments recorded in the Health Plans segment related to dates of service in 2015 or 2014	(25)	(0.29)
Premium and provider adjustments recorded in the Health Plans segment related to dates of service in the first three quarters of 2016	(37)	(0.41)
	$(192)	$(2.17)
________________________

(1)	Income tax effect calculated at the statutory tax rate of 37%.
Income Taxes in 2016
The health insurer fee that we pay to the federal government is not deductible for purposes of determining our income tax expense. The decrease in income before taxes in 2016 compared with 2015, combined with the relatively large amount of reported expenses that are not deductible for tax purposes, has resulted in an effective tax rate in excess of 90% for the full year 2016, compared with 55.5% for 2015. Because non-deductible expenses for the year are fixed and do not decline relative to income or loss before income tax expense, the substantial change in income before income taxes in the fourth quarter is not matched by a proportional adjustment to income tax expense. Rather, the effective tax rate we reported in the fourth quarter of 2016 represents the cumulative adjustment to our year-to-date effective tax rate.
Molina’s 2017 Plan for Action
We have identified the following areas of focus and related actions to execute in 2017:

1.	Stabilize Marketplace Performance:
We will continue to advocate for the immediate remediation of risk transfer methodologies that penalize comparatively efficient and affordable health plans like ours and, by extension, those individual consumers in need of affordable health insurance. In particular, we are recommending that the planned change to the Marketplace risk transfer methodology, which is currently scheduled to take effect on January 1, 2018, be brought forward in time and implemented immediately in 2017. Had that same planned methodology change been in effect in 2016, we estimate that our pre-tax income in 2016 would have been approximately $70 million higher.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

In January 2017, we filed suit on behalf of our health plans seeking recovery from the federal government of approximately $52 million in Marketplace risk corridor payments for calendar year 2015. Based upon current estimates, we believe our health plans are also owed approximately $90 million in Marketplace risk corridor payments from the federal government for calendar year 2016, and a further nominal amount for calendar year 2014. Our lawsuit seeks recovery of all of these unpaid amounts. We have not recognized revenue, nor have we recorded a receivable, for any amount due from the federal government for unpaid Marketplace risk corridor payments as of December 31, 2016. We have fully recognized all liabilities due to the federal government that we have incurred under the Marketplace risk corridor program, and have paid all amounts due to the federal government as required.

2.	Improve Medicaid performance in Illinois, Ohio and Washington:
Inadequate premium rates limited profitability in Illinois, Ohio and Washington in 2016. Effective January 1, 2017, we received blended rate increases of approximately 5% in Illinois, 4% in Ohio and 4% in Washington. We expect improved profitability in all three plans in 2017 as a result of these rate increases and company-wide cost containment measures.

3.	Sustain the improvements achieved in Puerto Rico:
Results at our Puerto Rico health plan have improved in the second half of 2016, primarily as a result of management actions undertaken beginning in the spring of 2016. We expect that the benefit of those actions to continue into 2017.
Conference Call
Management will host a conference call and webcast to discuss Molina Healthcare’s fourth quarter and year-end results at 5:00 p.m. Eastern time on Wednesday, February 15, 2017. The number to call for the interactive teleconference is (212) 231-2922. A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Wednesday, February 15, 2017, through 6:00 p.m. Eastern Time on Thursday, February 16, 2016, by dialing (800) 633-8284 and entering confirmation number 21842012. A live audio broadcast of Molina Healthcare’s conference call will be available on our website, molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.
2017 Business Outlook and Investor Meeting
As has been our past practice, we will discuss our 2017 business outlook and strategy at our Investor Day Conference webcast and presentation to be held on February 16, 2017, at the Le Parker Meridien Hotel in New York City from 12:30 p.m. to 4:30 p.m. Eastern Time. The Company will webcast the presentations offered by its management team, which will be followed by question-and-answer sessions. A 30-day online replay of the Investor Day meeting will be available approximately one hour following the conclusion of the live webcast. A link to this webcast can be found on the Company’s website at molinahealthcare.com
About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 12 states across the nation and in the Commonwealth of Puerto Rico, Molina currently serves approximately 4.2 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding our plans, expectations, and anticipated future events. Actual results could differ materially due to numerous known and unknown risks and uncertainties. Those known risks and uncertainties include, but are not limited to, the following:

•	the success of our profit improvement and cost-cutting initiatives;

•
the numerous political and market-based uncertainties associated with the Affordable Care Act (the “ACA”) or “Obamacare,” including any potential repeal and replacement of the law, amendment of the law, or move to state block grants for Medicaid;

•
the market dynamics surrounding the ACA Marketplaces, including but not limited to uncertainties associated with risk transfer requirements, the potential for disproportionate enrollment of higher acuity members, the withdrawal of cost sharing subsidies and/or premium tax credits, the adequacy of agreed rates, and potential disruption associated with market withdrawal;

•
subsequent adjustments to reported premium revenue based upon subsequent developments or new information, including changes to estimated amounts payable or receivable related to Marketplace risk adjustment/risk transfer, risk corridors, and reinsurance;

•	management of our medical costs, including our ability to reduce over time the high medical costs commonly associated with new patient populations;

•
our ability to predict with a reasonable degree of accuracy utilization rates, including utilization rates in new plans, geographies, and programs where we have less experience with patient and provider populations, and also including utilization rates associated with seasonal flu patterns or other newly emergent diseases;

•
significant budget pressures on state governments and their potential inability to maintain current rates, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria, including the resolution of the Illinois budget impasse and continued payment of all amounts due to our Illinois health plan;

•
the success of our efforts to retain existing government contracts, including those in Illinois, Washington, Florida, Texas, and New Mexico, and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states;

•
our ability to manage growth, including maintaining and creating adequate internal systems and controls relating to authorizations, approvals, provider payments, and the overall success of our care management initiatives;

•	our ability to consummate and realize benefits from acquisitions, and to integrate acquisitions;

•
our receipt of adequate premium rates to support increasing pharmacy costs, including costs associated with specialty drugs and costs resulting from formulary changes that allow the option of higher-priced non-generic drugs;

•	our ability to operate profitably in an environment where the trend in premium rate increases lags behind the trend in increasing medical costs;

•
the interpretation and implementation of federal or state medical cost expenditure floors, administrative cost and profit ceilings, premium stabilization programs, profit sharing arrangements, and risk adjustment provisions;

•	our estimates of amounts owed for such cost expenditure floors, administrative cost and profit ceilings, premium stabilization programs, profit-sharing arrangements, and risk adjustment provisions;

•
the Medicaid expansion cost corridors in New Mexico and Washington, and any other retroactive adjustment to revenue where methodologies and procedures are subject to interpretation or dependent upon information about the health status of participants other than Molina members;

•
the interpretation and implementation of at-risk premium rules and state contract performance requirements regarding the achievement of certain quality measures, and our ability to recognize revenue amounts associated therewith;

•	cyber-attacks or other privacy or data security incidents resulting in an inadvertent unauthorized disclosure of protected health information;

•
the success of our health plan in Puerto Rico, including the resolution of the Puerto Rico debt crisis, payment of all amounts due under our Medicaid contract, the effect of the PROMESA law, and our efforts to better manage the health care costs of our Puerto Rico health plan;

•	the success and renewal of our duals demonstration programs in California, Illinois, Michigan, Ohio, South Carolina, and Texas;

•	the accurate estimation of incurred but not reported or paid medical costs across our health plans;

•	efforts by states to recoup previously paid and recognized premium amounts;

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

•	the continuation and renewal of the government contracts of our health plans, Molina Medicaid Solutions, and Pathways, and the terms under which such contracts are renewed;

•	complications, member confusion, or enrollment backlogs related to the annual renewal of Medicaid coverage;

•	government audits and reviews, or potential investigations, and any fine, sanction, enrollment freeze, monitoring program, or premium recovery that may result therefrom;

•	changes with respect to our provider contracts and the loss of providers;

•	approval by state regulators of dividends and distributions by our health plan subsidiaries;

•	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;

•	high dollar claims related to catastrophic illness;

•	the favorable resolution of litigation, arbitration, or administrative proceedings;

•	the relatively small number of states in which we operate health plans;

•
the availability of adequate financing on acceptable terms to fund and capitalize our expansion and growth, repay our outstanding indebtedness at maturity and meet our liquidity needs, including the interest expense and other costs associated with such financing;

•	our failure to comply with the financial or other covenants in our credit agreement or the indentures governing our outstanding notes;

•	the sufficiency of our funds on hand to pay the amounts due upon conversion of our outstanding notes;

•	the failure of a state in which we operate to renew its federal Medicaid waiver;

•	changes generally affecting the managed care or Medicaid management information systems industries;

•	increases in government surcharges, taxes, and assessments, including but not limited to the deductibility of certain compensation costs;

•	newly emergent viruses or widespread epidemics, public catastrophes or terrorist attacks, and associated public alarm;

•	increasing competition and consolidation in the Medicaid industry;
and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission. These reports can be accessed under the investor relations tab of our website or on the SEC’s website at sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent our judgment as of February 15, 2017, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollar amounts in millions, except per-share amounts)
Revenue:
Premium revenue	$4,109	$3,589	$16,324	$13,241
Service revenue	131	107	539	253
Premium tax revenue	120	108	465	397
Health insurer fee revenue	94	61	345	264
Investment income and other revenue	9	6	38	23
Total revenue	4,463	3,871	17,711	14,178
Operating expenses:
Medical care costs	3,844	3,213	14,774	11,794
Cost of service revenue	123	90	485	193
General and administrative expenses	359	316	1,393	1,146
Premium tax expenses	120	108	465	397
Health insurer fee expenses	54	40	217	157
Depreciation and amortization	37	28	139	104
Total operating expenses	4,537	3,795	17,473	13,791
Operating (loss) income	(74)	76	238	387
Other expenses, net:
Interest expense	25	21	101	66
Other income, net	—	(1)	—	(1)
Total other expenses, net	25	20	101	65
(Loss) income before income tax expense	(99)	56	137	322
Income tax (benefit) expense	(8)	26	129	179
Net (loss) income	$(91)	$30	$8	$143

Diluted net (loss) income per share	$(1.64)	$0.52	$0.14	$2.58

Diluted weighted average shares outstanding	55.6	57.7	56.3	55.6

Operating Statistics:
Medical care ratio (1)	93.6%	89.5%	90.5%	89.1%
General and administrative expense ratio (2)	8.0%	8.2%	7.9%	8.1%
Premium tax ratio (1)	2.8%	2.9%	2.8%	2.9%
Effective tax rate	7.9%	46.9%	94.1%	55.5%
Net profit margin (2)	(2.0)%	0.8%	—%	1.0%
__________________

(1)	Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium tax expenses as a percentage of premium revenue plus premium tax revenue.

(2)
General and administrative expense ratio represents general and administrative expenses as a percentage of total revenue. Net profit margin represents net (loss) income as a percentage of total revenue.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(In millions, except per-share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,819	$2,329
Investments	1,758	1,801
Receivables	974	597
Income taxes refundable	63	13
Prepaid expenses and other current assets	131	192
Derivative asset	267	374
Total current assets	6,012	5,306
Property, equipment, and capitalized software, net	454	393
Deferred contract costs	86	81
Intangible assets, net	140	122
Goodwill	620	519
Restricted investments	110	109
Deferred income taxes	10	18
Other assets	41	28
	$7,473	$6,576
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$1,929	$1,685
Amounts due government agencies	1,273	729
Accounts payable and accrued liabilities	382	362
Deferred revenue	315	223
Current portion of long-term debt	472	449
Derivative liability	267	374
Total current liabilities	4,638	3,822
Senior notes	975	962
Lease financing obligations	198	198
Deferred income taxes	15	—
Other long-term liabilities	42	37
Total liabilities	5,868	5,019
Stockholders’ equity:
Common stock, $0.001 par value; 150 shares authorized; outstanding: 57 shares at December 31, 2016 and 56 shares at December 31, 2015	—	—
Preferred stock, $0.001 par value; 20 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	841	803
Accumulated other comprehensive loss	(2)	(4)
Retained earnings	766	758
Total stockholders’ equity	1,605	1,557
	$7,473	$6,576

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(In millions)
Operating activities:
Net (loss) income	$(91)	$30	$8	$143
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	47	33	182	126
Deferred income taxes	2	5	22	(7)
Share-based compensation	2	7	26	23
Amortization of convertible senior notes and lease financing obligations	8	8	31	30
Other, net	2	6	16	19
Changes in operating assets and liabilities:
Receivables	79	79	(348)	56
Prepaid expenses and other assets	47	28	(69)	(35)
Medical claims and benefits payable	58	123	226	482
Amounts due government agencies	41	(251)	544	202
Accounts payable and accrued liabilities	(8)	50	(7)	84
Deferred revenue	(65)	153	92	24
Income taxes	(82)	(52)	(50)	(22)
Net cash provided by operating activities	40	219	673	1,125
Investing activities:
Purchases of investments	(485)	(612)	(1,929)	(1,923)
Proceeds from sales and maturities of investments	454	263	1,966	1,126
Purchases of property, equipment, and capitalized software	(33)	(31)	(176)	(132)
Change in restricted investments	—	(1)	4	(6)
Net cash paid in business combinations	—	(373)	(48)	(450)
Other, net	(7)	(1)	(19)	(35)
Net cash used in investing activities	(71)	(755)	(202)	(1,420)
Financing activities:
Proceeds from senior notes offerings, net of issuance costs	—	689	—	689
Proceeds from common stock offering, net of issuance costs	—	—	—	373
Proceeds from employee stock plans	8	10	18	18
Other, net	—	2	1	5
Net cash provided by financing activities	8	701	19	1,085
Net (decrease) increase in cash and cash equivalents	(23)	165	490	790
Cash and cash equivalents at beginning of period	2,842	2,164	2,329	1,539
Cash and cash equivalents at end of period	$2,819	$2,329	$2,819	$2,329

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

MOLINA HEALTHCARE, INC.
UNAUDITED HEALTH PLANS SEGMENT MEMBERSHIP

	As of December 31,
	2016	2015	2014
Ending Membership by Health Plan:
California	683,000	620,000	531,000
Florida	553,000	440,000	164,000
Illinois	195,000	98,000	100,000
Michigan	391,000	328,000	242,000
New Mexico	254,000	231,000	212,000
New York (1)	35,000	—	—
Ohio	332,000	327,000	347,000
Puerto Rico (2)	330,000	348,000	—
South Carolina	109,000	99,000	118,000
Texas	337,000	260,000	245,000
Utah	146,000	102,000	83,000
Washington	736,000	582,000	497,000
Wisconsin	126,000	98,000	84,000
	4,227,000	3,533,000	2,623,000
Ending Membership by Program:
Temporary Assistance for Needy Families (TANF) and Children’s Health Insurance Program (CHIP)	2,536,000	2,312,000	1,809,000
Medicaid Expansion	673,000	557,000	385,000
Marketplace	526,000	205,000	15,000
Aged, Blind or Disabled (ABD)	396,000	366,000	347,000
Medicare-Medicaid Plan (MMP) - Integrated	51,000	51,000	18,000
Medicare Special Needs Plans	45,000	42,000	49,000
	4,227,000	3,533,000	2,623,000
_______________________

(1)	The New York health plan was acquired on August 1, 2016.

(2)	The Puerto Rico health plan began serving members effective April 1, 2015.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED HEALTH PLANS SEGMENT FINANCIAL DATA
(In millions, except percentages and per-member per-month amounts)

	Three Months Ended December 31, 2016
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	2.1	$595	$287.80	$544	$263.64	91.6%	$51
Florida	1.7	479	288.69	464	279.69	96.9	15
Illinois	0.5	135	233.43	154	265.84	113.9	(19)
Michigan	1.1	377	321.47	327	278.89	86.8	50
New Mexico	0.7	288	378.29	304	399.29	105.5	(16)
New York (3)	0.1	50	460.08	49	451.09	98.0	1
Ohio	1.0	489	486.36	441	439.09	90.3	48
Puerto Rico	1.0	191	193.54	178	179.02	92.5	13
South Carolina	0.4	105	318.27	88	267.65	84.1	17
Texas	1.0	602	588.83	511	499.56	84.8	91
Utah	0.5	114	257.97	111	252.85	98.0	3
Washington	2.2	584	267.50	536	245.11	91.6	48
Wisconsin	0.4	96	254.50	110	288.94	113.5	(14)
Other (4)	—	4	—	27	—	—	(23)
	12.7	$4,109	$323.54	$3,844	$302.68	93.6%	$265

	Three Months Ended December 31, 2015
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	1.8	$662	$363.57	$577	$316.97	87.2%	$85
Florida	1.2	331	279.37	318	268.98	96.3	13
Illinois	0.3	85	287.88	79	266.91	92.7	6
Michigan	1.0	329	334.44	282	287.00	85.8	47
New Mexico	0.7	304	438.82	263	379.10	86.4	41
New York (3)	—	—	—	—	—	—	—
Ohio	1.0	500	501.11	437	436.77	87.2	63
Puerto Rico	1.1	192	184.79	159	153.04	82.8	33
South Carolina	0.3	78	261.07	69	229.48	87.9	9
Texas	0.7	543	693.55	496	633.77	91.4	47
Utah	0.4	89	290.05	77	251.55	86.7	12
Washington	1.7	416	241.28	376	217.77	90.3	40
Wisconsin	0.3	55	186.57	53	182.41	97.8	2
Other (4)	—	5	—	27	—	—	(22)
	10.5	$3,589	$344.32	$3,213	$308.31	89.5%	$376
__________________

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.

(2)	The MCR represents medical costs as a percentage of premium revenue.

(3)	The New York health plan was acquired on August 1, 2016.

(4)	“Other” medical care costs include primarily medically related administrative costs at the parent company, and direct delivery costs.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED HEALTH PLANS SEGMENT FINANCIAL DATA
(In millions, except percentages and per-member per-month amounts)

	Year Ended December 31, 2016
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	8.2	$2,302	$282.14	$2,029	$248.70	88.1%	$273
Florida	6.7	1,926	288.73	1,765	264.60	91.6	161
Illinois	2.3	601	257.99	568	243.71	94.5	33
Michigan	4.7	1,520	321.93	1,345	284.82	88.5	175
New Mexico	3.0	1,304	429.81	1,209	398.49	92.7	95
New York (3)	0.2	82	446.72	79	431.73	96.6	3
Ohio	4.0	1,961	485.20	1,747	432.36	89.1	214
Puerto Rico	4.0	726	180.65	694	172.57	95.5	32
South Carolina	1.3	378	296.54	320	250.97	84.6	58
Texas	4.3	2,454	575.01	2,110	494.41	86.0	344
Utah	1.8	444	249.56	423	238.03	95.4	21
Washington	8.4	2,218	263.36	2,015	239.21	90.8	203
Wisconsin	1.6	395	252.94	388	248.28	98.2	7
Other (4)	—	13	—	82	—	—	(69)
	50.5	$16,324	$323.46	$14,774	$292.75	90.5%	$1,550

	Year Ended December 31, 2015
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	7.1	$2,200	$310.89	$1,926	$272.22	87.6%	$274
Florida	4.1	1,199	289.85	1,081	261.49	90.2	118
Illinois	1.2	397	328.93	367	303.72	92.3	30
Michigan	3.4	1,067	317.15	903	268.27	84.6	164
New Mexico	2.8	1,237	446.27	1,106	398.98	89.4	131
New York (3)	—	—	—	—	—	—	—
Ohio	4.1	2,034	499.34	1,718	421.61	84.4	316
Puerto Rico	3.2	567	178.31	505	158.80	89.1	62
South Carolina	1.3	348	267.25	278	213.30	79.8	70
Texas	3.1	1,961	621.37	1,809	573.32	92.3	152
Utah	1.2	331	286.22	300	259.32	90.6	31
Washington	6.6	1,602	242.36	1,470	222.36	91.7	132
Wisconsin	1.2	261	213.48	215	176.01	82.4	46
Other (4)	—	37	—	116	—	—	(79)
	39.3	$13,241	$337.28	$11,794	$300.43	89.1%	$1,447
__________________

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.

(2)	The MCR represents medical costs as a percentage of premium revenue.

(3)	The New York health plan was acquired on August 1, 2016.

(4)	“Other” medical care costs include primarily medically related administrative costs at the parent company, and direct delivery costs.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED HEALTH PLANS SEGMENT FINANCIAL DATA
(In millions, except percentages and per-member per-month amounts)

	Three Months Ended December 31, 2016
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
TANF and CHIP	7.7	$1,404	$183.96	$1,304	$170.83	92.9%	$100
Medicaid Expansion	2.0	700	349.12	625	311.57	89.2	75
Marketplace	1.6	344	217.94	407	258.71	118.7	(63)
ABD	1.2	1,200	1,003.09	1,104	921.69	91.9	96
MMP	0.1	314	2,047.88	274	1,785.00	87.2	40
Medicare	0.1	147	1,085.22	130	966.81	89.1	17
	12.7	$4,109	$323.54	$3,844	$302.68	93.6%	$265

	Three Months Ended December 31, 2015
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
TANF and CHIP	6.9	$1,203	$175.96	$1,092	$159.83	90.8%	$111
Medicaid Expansion	1.7	735	446.24	606	367.76	82.4	129
Marketplace	0.6	127	223.57	111	194.80	87.1	16
ABD	1.1	1,061	969.51	995	910.11	93.9	66
MMP	0.1	330	2,163.47	290	1,905.00	88.1	40
Medicare	0.1	133	1,076.00	119	954.40	88.7	14
	10.5	$3,589	$344.32	$3,213	$308.31	89.5%	$376

	Year Ended December 31, 2016
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
TANF and CHIP	30.2	$5,403	$179.21	$4,950	$164.18	91.6%	$453
Medicaid Expansion	7.8	2,884	369.82	2,475	317.37	85.8	409
Marketplace	6.7	1,525	228.44	1,416	212.17	92.9	109
ABD	4.7	4,666	991.24	4,277	908.39	91.6	389
MMP	0.6	1,303	2,131.97	1,141	1,866.93	87.6	162
Medicare	0.5	543	1,033.15	515	981.36	95.0	28
	50.5	$16,324	$323.46	$14,774	$292.75	90.5%	$1,550

	Year Ended December 31, 2015
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
TANF and CHIP	25.5	$4,483	$175.64	$4,122	$161.50	92.0%	$361
Medicaid Expansion	5.9	2,389	408.51	1,931	330.18	80.8	458
Marketplace	2.6	652	251.96	481	185.85	73.8	171
ABD	4.3	4,124	966.83	3,784	887.27	91.8	340
MMP	0.5	1,063	2,034.51	974	1,863.93	91.6	89
Medicare	0.5	530	1,038.15	502	982.50	94.6	28
	39.3	$13,241	$337.28	$11,794	$300.43	89.1%	$1,447
______________________

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.

(2)	The MCR represents medical costs as a percentage of premium revenue.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED HEALTH PLANS SEGMENT FINANCIAL DATA
(In millions, except percentages and per-member per-month amounts)

The following tables provide the details of our medical care costs for the periods indicated:

	Three Months Ended December 31,
	2016			2015
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$2,837	$223.43	73.8%	$2,297	$220.34	71.5%
Pharmacy	592	46.57	15.4	449	43.08	14.0
Capitation	317	24.93	8.2	257	24.69	8.0
Direct delivery	23	1.80	0.6	43	4.14	1.3
Other	75	5.95	2.0	167	16.06	5.2
	$3,844	$302.68	100.0%	$3,213	$308.31	100.0%

	Year Ended December 31,
	2016			2015
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$10,993	$217.84	74.4%	$8,572	$218.35	72.7%
Pharmacy	2,213	43.84	15.0	1,610	41.01	13.7
Capitation	1,218	24.13	8.2	982	25.02	8.3
Direct delivery	78	1.55	0.5	128	3.26	1.1
Other	272	5.39	1.9	502	12.79	4.2
	$14,774	$292.75	100.0%	$11,794	$300.43	100.0%

The following table provides the details of our medical claims and benefits payable as of the dates indicated:

	December 31,
	2016	2015
Fee-for-service claims incurred but not paid (IBNP)	$1,352	$1,191
Pharmacy payable	112	88
Capitation payable	37	140
Other (1)	428	266
	$1,929	$1,685
______________________

(1)
“Other” medical claims and benefits payable include amounts payable to certain providers for which we act as an intermediary on behalf of various state agencies without assuming financial risk. Such receipts and payments do not impact our consolidated statements of income. As of December 31, 2016 and 2015, we had recorded non-risk provider payables of approximately $225 million and $167 million, respectively.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

MOLINA HEALTHCARE, INC.
UNAUDITED CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in millions, except per-member amounts)

Our claims liability includes a provision for adverse claims deviation based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. Our reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior period” represent the amount by which our original estimate of claims and benefits payable at the beginning of the period were more than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported. The following table presents the components of the change in medical claims and benefits payable for the periods indicated:

	Year Ended December 31,
	2016	2015
Medical claims and benefits payable, beginning balance	$1,685	$1,201
Components of medical care costs related to:
Current period	14,966	11,935
Prior period	(192)	(141)
Total medical care costs	14,774	11,794

Change in non-risk provider payables	58	48
Payments for medical care costs related to:
Current period	13,296	10,448
Prior period	1,292	910
Total paid	14,588	11,358
Medical claims and benefits payable, ending balance	$1,929	$1,685

Benefit from prior period as a percentage of:
Balance at beginning of period	11.4%	11.8%
Premium revenue, trailing twelve months	1.2%	1.1%
Medical care costs, trailing twelve months	1.3%	1.2%

Fee-For-Service Claims Data: (1)
Days in claims payable, fee for service (2)	47	48
Number of members at end of year	4,227,000	3,533,000
Number of claims in inventory at end of year	554,700	380,800
Billed charges of claims in inventory at end of year	$1,307	$816
Claims in inventory per member at end of year	0.13	0.11
Billed charges of claims in inventory per member at end of year	$309.09	$230.91
Number of claims received during the year	53,360,600	40,173,300
Billed charges of claims received during the year	$64,388	$46,211
______________________

(1)	Claims data includes inpatient and outpatient claims only. Pharmacy and other claims are not included.

(2)	Claims payable at December 31, 2016 includes IBNP and $94 million of fee-for-service payables included in “Other” medical claims and benefits payable.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

MOLINA HEALTHCARE, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
We use non-GAAP financial measures as supplemental metrics in evaluating our financial performance, making financing and business decisions, and forecasting and planning for future periods. For these reasons, management believes such measures are useful supplemental measures to investors in comparing our performance to the performance of other public companies in the health care industry. These non-GAAP financial measures should be considered as supplements to, and not as substitutes for or superior to, GAAP measures. See further information regarding non-GAAP measures below the tables.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

	(In millions)
Net (loss) income	$(91)	$30	$8	$143
Adjustments:
Depreciation, and amortization of intangible assets and capitalized software	43	33	161	120
Interest expense	25	21	101	66
Income tax (benefit) expense	(8)	26	129	179
EBITDA	$(31)	$110	$399	$508

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015

	(In millions, except per diluted share amounts)
	Amount	Per share	Amount	Per share	Amount	Per share	Amount	Per share
Net (loss) income	$(91)	$(1.64)	$30	$0.52	$8	$0.14	$143	$2.58
Adjustment:
Amortization of intangible assets	8	0.16	5	0.09	32	0.57	18	0.32
Income tax effect (1)	(3)	(0.06)	(2)	(0.03)	(12)	(0.21)	(7)	(0.12)
Amortization of intangible assets, net of tax effect	5	0.10	3	0.06	20	0.36	11	0.20
Adjusted net (loss) income	$(86)	$(1.54)	$33	$0.58	$28	$0.50	$154	$2.78
________________________

(1)	Income tax effect of adjustments calculated at the statutory tax rate of 37%.
The following are descriptions of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release:
Earnings before interest, taxes, depreciation and amortization (EBITDA): Net income (GAAP) less depreciation, and amortization of intangible assets and capitalized software, interest expense and income tax expense. We believe that EBITDA is particularly helpful in assessing our ability to meet the cash demands of our operating units.
Adjusted net (loss) income: Net income (GAAP) less amortization of intangible assets, net of income tax effect calculated at the statutory tax rate of 37%. We believe that adjusted net income is very helpful in assessing our financial performance exclusive of the non-cash impact of the amortization of purchased intangibles.
Adjusted net (loss) income per diluted share: Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

MOLINA HEALTHCARE, INC.
2017 OUTLOOK AND GUIDANCE

The following table presents the Company’s outlook for fiscal year 2017: (1)

Premium revenue	$18.4B
Premium tax revenue	$460M
Service revenue	$570M
Investment income and other revenue	$40M
Total revenue	$19.5B
Medical care costs	$16.3B
Medical care ratio (2)	88.5%
Cost of service revenue	$520M
General and administrative expenses	$1.8B
G&A ratio (3)	9.0%
Premium tax expenses	$460M
Depreciation and amortization	$160M
Interest expense and other income	$100M
Income before income taxes	$175M
Net income	$100M
EBITDA (4)	$465M
Effective tax rate	44.0%
Net profit margin (3)	0.5%
Diluted weighted average shares	58.2M
Net income per share	$1.72
Adjusted net income per share (4)	$2.09
__________________

(1)	All amounts are estimates; actual results may differ materially. Does not include Aetna/Humana Medicare transaction break-up fee. See our risk factors as discussed in our Form 10-K and other filings.

(2)	Medical care ratio represents medical care costs as a percentage of premium revenue.

(3)	G&A expense ratio represents general and administrative expenses as a percentage of total revenue. Net profit margin represents net income as a percentage of total revenue.

(4)	See below for a reconciliation of non-GAAP financial measures.

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MOH Reports Fourth Quarter and Year-End 2016 Results

February 15, 2017

Reconciliation of Non-GAAP Financial Measures – 2017 Outlook (in millions, except per-share amounts)

Net income	$100
Adjustments:
Depreciation, and amortization of intangible assets and capitalized software	190
Interest expense	100
Income tax expense	75
EBITDA	$465

	Amount	Per share (2)
Net income	$100	$1.72
Adjustments:
Amortization of intangible assets	34	0.59
Income tax effect (1)	(12)	(0.22)
Amortization of intangible assets, net of tax effect	22	0.37
Adjusted net income	$122	$2.09
________________________

(1)	Income tax effect calculated at the statutory tax rate of 37%.

(2)	Computation assumes 58.2 million diluted weighted average shares outstanding.

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